Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ________)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]Preliminary Proxy Statement
[X]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SILICONIX INCORPORATED
(Name of registrant as Specified in its Charter)

SILICONIX INCORPORATED
(Name of Person[s] Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]$500 per each party to the controversy pursuant to Exchange Act
   Rule 14a-6(i)(3).
[ ]Fee computed on table below per Exchange Act Rules  14a-6(i)(4) and 0-11.

(1)Title of each class of securities to which transaction applies:
______________________________________________________________________
(2)Aggregate number of securities to which transaction applies:
______________________________________________________________________
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
______________________________________________________________________
(4)Proposed maximum aggregate value of transaction:
______________________________________________________________________

Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:  ____________________
(2)Form, Schedule or Registration Statement No.:
________________________________________________
(3)Filing Party:  ______________________________
(4)Date Filed: _________________________________

Siliconix
A Member of the TEMIC Group
2201 Laurelwood Road
Santa Clara, California 95054


April 25, 1995


Dear Shareholder:

The 1995 Annual Meeting of Shareholders of Siliconix incorporated will be held in the main auditorium at the Company's executive offices, 2201 Laurelwood Road, Santa Clara, California, on Friday, June 2, 1995 at 4:00 p.m. California time.

The Annual Report for the year 1994 is enclosed. At the shareholders' meeting, we will discuss in more detail the subjects covered in the Annual Report as well as other matters of interest to shareholders.

The enclosed Proxy Statement explains the items of business to come formally before the meeting. As a shareholder, it is in your best interest to express your views regarding these matters by signing and returning your proxy. This will ensure the voting of your shares if you do not attend the meeting.

Whether or not you plan to attend the meeting, please sign the proxy card and return it promptly in the enclosed envelope. It requires no stamp if mailed in the United States.

Sincerely yours,



RICHARD J. KULLE
President and Chief
Executive Officer

SILICONIX INCORPORATED

2201 Laurelwood Road
Santa Clara, California 95054


Notice of Annual Meeting of Shareholders
June 2, 1995



TO THE SHAREHOLDERS OF SILICONIX INCORPORATED:

Notice is hereby given that the Annual Meeting of Shareholders of Siliconix incorporated will be held in the main auditorium at the Company's executive offices, 2201 Laurelwood Road, Santa Clara, California, on Friday, June 2, 1995 at 4:00 p.m. California time, for the following purposes:

1.To elect directors for the ensuing year.

2.To ratify the appointment of KPMG Peat Marwick LLP as the Company's auditors for the fiscal year ending December 31, 1995.

3.To consider and act upon a shareholder proposal concerning the establishment of a senior management stock option plan, as described in the Proxy Statement, if such proposal is properly brought before the meeting.

4.To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors intends to nominate as directors those individuals listed in the attached Proxy Statement under the heading "Nominees." April 14, 1995 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof.


BY ORDER OF THE BOARD OF DIRECTORS


DAVID M. ACHTERKIRCHEN
Secretary


Santa Clara, California
April 25, 1995



Please date, sign and return the enclosed proxy in the enclosed envelope. If you plan to attend in person, please indicate this by checking the space provided on the proxy.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF
SILICONIX INCORPORATED
June 2, 1995



SOLICITATION AND VOTING RIGHTS


This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of your proxy for use at the Annual Meeting of Shareholders on Friday, June 2, 1995 at 4:00 p.m., and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This Proxy Statement is first being distributed to shareholders on approximately April 25, 1995. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

The Company, a corporation existing and organized under the laws of the State of Delaware, has one class of equity securities issued and outstanding, consisting of 9,959,680 shares of common stock, $0.01 par value (the "Common Stock"). All of the shares of Common Stock are voting shares, but only those shareholders of record as of the record date, April 14, 1995, will be entitled to notice of and to vote at the meeting and at any and all postponements or adjournments of the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum for the purpose of transacting business at the meeting.

Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder of record on each matter which may come before the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In matters other than the election of directors, abstentions are counted as votes against in tabulations of the votes cast on proposals to the shareholders, votes withheld have no legal effect and broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by giving written notice to the Secretary of the Company and the issuance of a subsequent proxy will revoke any prior proxy even though written notice of revocation is not given.

The "Company" and "Siliconix incorporated" refer to Siliconix incorporated, a Delaware corporation, or the predecessor California corporation of the same name.




PROPOSAL 1--ELECTION OF DIRECTORS


At the Annual Meeting of Shareholders to be held on Friday, June 2, 1995, the Company will present a slate of six nominees for election to the Board of Directors. Except as hereinafter stated, management will vote the shares represented by the enclosed proxy for the six nominees to the Board of Directors named below, unless indication to the contrary is marked thereon. In the event of the death, disqualification, or refusal or inability of any of such nominees to serve, it is the intention of the persons named in the enclosed proxy to vote for the election of such other person or persons as the persons named in the enclosed proxy determine in their discretion. The Board of Directors has no reason to believe that such nominees will be unable or will decline to serve if elected.

Nominees


The following sets forth the name, age and principal occupation of each nominee, his position with the Company and business experience during the past five years, and the year each was first elected a director of the Company.


Nominee             Age  Business Experience During Past Five Years
- -------             ---  ------------------------------------------

Hanspeter Eberhardt 58   Senior Vice President of the Semiconductor Division of
                         TEMIC TELEFUNKEN microelectronic GmbH (since 1993);
                         Division Director of TEMIC TELEFUNKEN microelectronic
                         GmbH (1992-1993); Director of the Semiconductor
                         Division (Microelectronics) of TELEFUNKEN electronic
                         GmbH (1989-1992); director of Siliconix since 1991.

Richard J. Kulle    50   President and Chief Executive Officer of Siliconix
                         incorporated (since 1990) and Vice President,
                         Operations of the Semiconductor Division of TEMIC
                         TELEFUNKEN microelectronic GmbH (since 1993); director of Siliconix since 1990.

Frank Maier         57   Member of the Board of Management of AEG
                         Aktiengesellschaft (since 1989) and President and Chief
                         Executive Officer of TEMIC TELEFUNKEN microelectronic
                         GmbH (since 1992); President and Chief Executive
                         Officer of TELEFUNKEN electronic GmbH (1984-1992);
                         director of Siliconix since 1988.

Gustav Muhlschlegel 54   Executive Vice President, Finance and Controlling, of
                         TEMIC TELEFUNKEN microelectronic GmbH (since 1992);
                         Vice President, Mergers and Acquisitions, of Daimler-
                         Benz AG (1990-1992).

Robert L. Wehrli    73   Business and technical consultant (since 1980);
                         director of PECO Controls and Chronometry, Ltd.;
                         director of Siliconix since 1981.

Peter Westrick      61   President and Chief Executive Officer of AEG
                         Corporation (since 1992); President and Chief Executive
                         Officer of AEG France S.A. (1979-1992); director of
                         Siliconix since 1993.

Directors' Meetings and Committees


The Board of Directors met four times in person in 1994. Each director attended at least 75% of the meetings of the Board of Directors and of the committees, if any, of which he was a member.

The Audit Committee of the Board of Directors, consisting of Messrs. Kulle, Maier and Wehrli, met once in 1994. The principal functions of that committee were to select a firm of independent certified public accountants to perform an audit of the Company's financial statements; to review, in consultation with the independent auditors, the scope and results of and the compensation for such audit, together with any non-audit services performed by them; to review the Company's accounting policies and any changes thereof; and to consult with the independent auditors and Company management, separately as appropriate, with regard to the adequacy of the Company's internal controls.

The Compensation Committee of the Board of Directors, consisting of Messrs. Kulle, Maier and Wehrli, met four times in person in 1994 and held one additional meeting by telephone. Its principal functions were to make recommendations to the Board of Directors as to remuneration arrangements, including bonuses, for officers and other employees. See also "Report of Compensation Committee" below.

The Board of Directors has no standing Nominating Committee.

The Board of Directors recommends a vote FOR all of the Nominees.

SECURITY OWNERSHIP


The following table shows the amount of Common Stock of the Company beneficially owned, as of April 14, 1995, by the only person who to the knowledge of the Company is the beneficial owner of more than 5% of the outstanding Common Stock of the Company. Such person has sole investment and voting power with respect to the shares shown.

                                                  Amount
     Name and Address                             Beneficially        Percent
     of Beneficial Owner                          Owned               of Class
     -------------------                          -------------       --------
     AEG Capital Corporation                      8,010,000             80.4%
       Mt. Airy Corners III
       180 Mt. Airy Rd.
       Basking Ridge, NJ  07920


The following table shows the number and percentage of shares of Common Stock beneficially owned, as of April 14, 1995, by (i) each current director and nominee for director, (ii) each executive officer named in the compensation table below under "Compensation of Officers and Directors" and (iii) all directors and executive officers as a group. Each person has sole investment and voting power with respect to the shares shown.

                                                  Amount
     Name of Bene-                                Beneficially        Percent
     ficial Owner                                 Owned               of Class
     -------------                                ------------        --------
     Hanspeter Eberhardt                                  0              0

     Richard J. Kulle                                22,333              *

     Frank Maier                                      1,479              *

     Gustav Muhlschlegel                                  0              *

     Peter W. Weber                                  16,814              *

     Robert L. Wehrli                                 4,068              *

     Peter Westrick                                       0              0

     King Owyang                                      2,083              *

     Jurgen Biehn                                         0              0

     G. Thomas Simmons                                    0              0

     All directors and executive                     46,777              *
       officers as a group (nine persons)

*Less than 1%.

COMPENSATION OF OFFICERS AND DIRECTORS


The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000, information concerning compensation paid for services to the Company in all capacities during the fiscal year ended December 31, 1994, as well as the total compensation paid to each such individual for the Company's previous two fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year).


Summary Compensation Table

Name and Principal Position
- ---------------------------                                                       Other              All Other
                                                                                  Annual            Compensation
                                   Year         Salary         Bonus           Compensation              (1)
                                   ----        --------       --------         ------------         ------------
Richard J. Kulle                   1994        $395,308       $153,575              (2)              $  26,229
  President and Chief              1993        $324,837       $277,295              (2)              $  21,818
  Executive Officer                1992        $284,913       $123,086              (2)              $  11,352

King Owyang                        1994        $270,576       $ 92,618              (2)              $  18,713
  Executive Vice President         1993        $260,034       $113,000              (2)              $  16,365
                                   1992        $210,377       $122,116              (2)              $   9,381

Jurgen Biehn                       1994        $231,900       $ 72,083              (2)              $       0
  Vice President and               1993        $187,914       $148,981              (2)              $       0
  Chief Financial Officer          1992        $175,011       $147,466              (2)              $       0

G. Thomas Simmons                  1994(3)     $ 58,803       $ 15,578              (2)              $   2,836
  Vice President,
  Marketing

Robert C. Frostholm                1994(4)     $104,081       $ 72,000              (2)              $       0
  Vice President,                  1993        $195,433       $ 77,787          $ 51,153(5)          $  12,188
  Marketing                        1992(4)     $ 79,901       $ 26,704          $ 41,945(6)          $   2,256


_____________________

(1)The Company does not have any stock option or stock purchase plans. No compensation was paid in 1992-1994 pursuant to Long Term Incentive Plans as that term is defined in the regulations. All Other Compensation includes Company contributions to the individuals' respective Tax Deferred Savings Plan and Profit Sharing Plan accounts. In 1994 these amounts were--Kulle: TDSP, $8,814; PSP, $17,415; Owyang: TDSP, $7,463; PSP, $11,250; and Simmons: TDSP, $1,558;
PSP, $1,279.
(2)Other Annual Compensation includes amounts paid for car allowances and reimbursement of certain medical expenses and income taxes. In these cases, the amounts totaled less than the lesser of (i) 10% of each officer's salary plus bonus for the year or (ii) $50,000.
(3)Mr. Simmons joined the Company in October 1994.
(4)Mr. Frostholm joined the Company in July 1992 and left the Company in March 1994.
(5)Includes $47,062 in moving and relocation expenses.
(6)Includes $40,756 in moving and relocation expenses.


Pension Contracts


In January 1995, Temic Telefunken microelectronic GmbH, an affiliate of the Company, granted a Pension Contract to Mr. Kulle. Under the terms thereof, Mr. Kulle's benefits at normal retirement age are determined by the "Pension Group" to which he has been assigned and his years of service. Based on Mr.

Kulle's current Pension Group, he would be entitled to an annual pension of approximately $30,500 at age 65.

Mr. Biehn also has a Pension Contract, granted by AEG AG, another affiliate of the Company. Mr. Biehn's benefits at retirement under this Pension Contract are not presently determinable; however, AEG AG contributed $8,591 to Mr. Biehn's pension account for 1994.


Directors' Compensation


During 1994, the Chairman of the Board received a $3,500 quarterly retainer plus $1,500 for each directors' meeting attended, and each other non-employee director received a $2,250 quarterly retainer plus $1,000 for each directors' meeting attended. The Company reimburses directors who are not employees of the Company or any affiliated corporation the expenses incurred by them in attending Board and committee meetings.


Compensation Committee Interlocks and Insider Participation


The members of the Compensation Committee of the Company's Board of Directors are Messrs. Kulle, Maier and Wehrli. Mr. Kulle is the President and Chief Executive Officer of the Company. Messrs. Maier and Wehrli are non-employee directors.




COMPENSATION AND INCENTIVE PLANS OF THE COMPANY


A brief description follows of the compensation and incentive plans of the Company for which compensation was paid for 1994 in which some or all of the employees, including the officers, of the Company have been eligible to participate. No director who is not an employee of the Company is eligible to participate in any of the following plans.


Key Professional Incentive Bonus Plan


In order to provide additional incentive to the Company's key executives, as well to remain competitive with other companies in Silicon Valley that have lucrative stock option plans that are unavailable to Siliconix employees, the Board of Directors felt it was important to establish an incentive bonus plan. Accordingly, the Board of Directors established the Key Professional Incentive Bonus Plan in 1991. Participation in the plan is limited to key officers, managers and senior individual contributors who may be expected to have a substantial opportunity to influence the annual performance of the Company. The plan provides for cash bonuses to be paid to the participants. The amount paid to any participant in the plan is a measure of two performance components, (i) achievement of corporate objectives, which will be identical for all participants in the plan, and (ii) achievement of personal goals, which will be unique for each individual participant. There are three components of the corporate objectives, namely, bookings, revenues and pre-tax profits. Each has equal weight; to the extent a goal is exceeded, that component's contribution to the corporate objectives is correspondingly increased. If a target objective is not met, its influence on the awards to be made is eliminated and the bonus pool is correspondingly reduced. The awards are made from a pool consisting of a maximum of 7-1/2% of United States-based total payroll. An additional discretionary bonus pool in an amount equal to 1% of United States-based payroll is available for employees who have made outstanding achievements that have contributed to the Company's success. Awards are paid early in the year following the year in which they were earned; provided, however, that certain highly paid employees may elect to defer up to 100% of their bonus award, provided that the election is made prior to the beginning of the fiscal year in respect of which the bonus is earned. The deferral election may not be changed once made and will provide that the bonus will be paid in one lump sum at the end of the deferral period chosen. Amounts paid by the Company pursuant to this plan to each of the five most highly compensated executive officers in respect of 1992, 1993 and 1994 are included in the "Bonus" column of the Summary Compensation Table on page 5.


Qualified Profit Sharing Plan


The Company has a noncontributory Qualified Profit Sharing Plan for its U.S. employees. The plan provides for annual contributions by the Company of 10% of consolidated income before taxes (as defined), limited to 15% of compensation paid to each eligible employee. Vesting in the plan occurs ratably over a five-year period. Upon employee termination, nonvested contributions are forfeited and reduce the Company's current and/or future contributions to the plan. Amounts to be contributed to this plan by the Company on behalf of each of the five most highly compensated executive officers in respect of 1994 have been included in the "All Other Compensation" column of the Summary Compensation Table on page 5.


Qualified Tax-Deferred Savings Plan


Effective January 1, 1983, the Company established a Qualified Tax-Deferred Savings Plan which allows the Company's eligible U.S. employees to contribute to the plan by electing to reduce the cash compensation to be paid to them by up to 12%. The plan provides for the Company, beginning in January 1984, to make matching contributions equal to 100% of the first 2% and 50% of the next 2% reduction in the compensation of participants who are employed by the Company on the last day of the year. Participants may receive distributions under the plan only when they reach age 65 or when their employment terminates, whichever comes first, but employees who leave the Company prior to age 65 may elect to defer their distribution until they reach age 65, and employees who are still employed by the Company at age 65 do not receive their distribution until employment terminates. Assets of the plan are held in five trust funds: a balanced investment fund that invests primarily in corporate stocks, bonds and money market instruments; a fixed income investment fund that invests primarily in fixed income securities and money market instruments or deposit fund contracts issued by an insurance company; a treasury fund that invests solely in short-term United States Treasury securities; an equity fund that invests in common stocks; and a "small cap" equity fund. Participants may direct the investment of their accounts to their choice of funds in 10% increments. All employees are eligible immediately to participate in this plan. Amounts to be contributed to this plan by the Company on behalf of each of the five most highly compensated executive officers in respect of 1994 have been included in the "All Other Compensation" column of the Summary Compensation Table on page 5.


Qualified Pension Plan


The Company has a defined-benefit Qualified Pension Plan covering all U.S. employees who at January 1, 1983, had attained the age of 25 and had completed at least three years of service with the Company. Participants will receive a monthly annuity payment upon retirement at age 55 or later, the annual amount of which is equal to 0.85% of their basic compensation for the fiscal year 1982 times the number of years of service to the Company completed after the attainment of age 25 and after completion of three years of service, but prior to January 1, 1983 (with the years from January 1, 1977 through December 31, 1982 being counted as 1/2 year each). No executive officer will receive any benefits under this plan.



REPORT OF COMPENSATION COMMITTEE


The Board of Directors has delegated responsibility for determining executive pay to a Compensation Committee. During 1994, this committee consisted of three Board members, Messrs. Kulle, Maier and Wehrli. Mr. Kulle was the only employee director of this Committee, and he was excused from any discussion involving his own compensation or benefits.

The responsibilities of the Compensation Committee are:

- -  Establish salary levels for all executives of the Company
- -  Administer the Company's Key Professional Incentive Bonus Plan
- -  Administer the Company's Qualified Profit Sharing Plan
- -  Establish general wage increase targets for each fiscal year
- -  Recommend and/or approve all special bonuses or awards
The Compensation Committee met concurrently with each meeting of the full Board in 1994, and, in addition, held one meeting by telephone during the year.


Executive Compensation Generally


Executives of the Company are compensated by base salary and annual cash incentives (under the Key Professional Incentive Bonus Plan and otherwise), as well as other benefits generally offered to executives by large corporations, such as car allowances and reimbursement of certain expenses. The Compensation Committee evaluates both Company and individual executive performance against the Company's plan for the year and surveys like industry practices at each facility location. Performance against plan is the easiest measure to use since the Company prepares a three-year plan each year. The general Company performance, as well as individual performance, is used to establish relative contribution for each executive.

The more difficult task in determining executive compensation is determining levels relative to like industry practices within the community. The Company contracts with a local compensation consulting firm each year in order to determine low, average, and high compensation levels for each executive position. These relative numbers include such factors as company location, company size, individual responsibilities and other executive benefits. The consulting firm's reports include salaries, bonuses and total compensation for each measured period. These reports are then used by the Compensation Committee to determine appropriate salary changes and bonuses for the current year. The reports are used also to inform the full Board of Directors of relative compensation levels. Executive salaries are typically adjusted effective January 1 of each year.

Cash compensation is the primary tool that the Company can use to attract and hold outstanding executives. Siliconix no longer has stock option or purchase plans of any kind, and since the Northern California community, in which most of the Company's senior personnel are located, is very accustomed to generous stock option plans, the Board of Directors as well as the Compensation Committee is aware that the Company must maintain salaries and bonuses at the upper end of community levels if Siliconix is to maintain its capable staff.


1994 Compensation of the President and CEO


Mr. Kulle's base salary for 1994 was determined largely in accordance with the principles described above. In 1993, the Company achieved a nine percent sales increase, to $170.3 million, and a dramatic 57% increase in net income, to $7.2 million. These results fully met the 1993 plan. The Compensation Committee considered other factors as well in determining Mr. Kulle's base salary for 1994; for example, in 1994 Mr. Kulle had responsibility not only for Siliconix, but also for the worldwide semiconductor operations of "TEMIC," the microelectronics enterprise within the Daimler-Benz Group.

While it may appear that Mr. Kulle is performing services for other members of TEMIC without compensation, there are countervailing considerations. For example, the sales force that handles Siliconix products is under the direction of TEMIC. In addition, Siliconix receives assistance from employees of other members of TEMIC in the coordination of its marketing, research and development and design tools activities. Accordingly, Siliconix is well compensated for Mr. Kulle's work on behalf of other members of TEMIC.

Another consideration was that the Board of Directors adopted a very aggressive revenue and profit plan for 1994, and Mr. Kulle supported that plan completely. Based on the foregoing, therefore, the Committee felt it was appropriate to compensate Mr. Kulle at the upper end of base salary levels for Presidents and CEOs generally, based upon the report of the Company's compensation consultants.

Mr. Kulle's bonus under the Key Professional Incentive Bonus Plan reflected both 100% achievement of his personal goals for 1994, as well as the Company's meeting its 1994 plan for bookings, revenues and net profit on a weighted average basis. The bonus was determined in accordance with the formula mandated by the plan.


Submitted by the Compensation Committee:

Richard J. Kulle
Frank Maier
Robert L. Wehrli


STOCK PRICE PERFORMANCE GRAPH


The following graph shows a five-year comparison of cumulative total stockholder returns for the Company, the NASDAQ Market Index and a peer group of 39 manufacturers of semiconductors and related devices. Historic stock price performance is not necessarily indicative of future stock price performance, and any comparison or statement made in this analysis should not be considered a recommendation or comment relative to the purchase or sale of the Company's stock.


COMPARISION OF FIVE-YEAR CUMULATIVE TOTAL RETURNS*

                              1989     1990     1991     1992     1993     1994
Siliconix**                   100       14       18       42       38       70
NASDAQ Stock Market           100       85      136      159      181      177
S&P High-Tech Composite       100      102      116      121      149      174

*Assumes $100.00 invested on December 31, 1989. Assumes dividends reinvested. **The figures for Siliconix incorporated for 1990-94 give effect to the 0.148-for-1 reverse split that occurred in December 1990 pursant to the Company's Plan of Reorganization.




CERTAIN TRANSACTIONS


In 1994 the Company entered into a technology development contract with Daimler-Benz AG, an affiliate of AEG Capital Corporation, which owns 80.4% of the Company's outstanding Common Stock. The contract covered a one-year period and provided that for payments totaling approximately $300,000, the Company will perform research and development work in certain areas of semiconductor technology. The contract provided further that Daimler-Benz shall have a royalty-free license to use the results of the development work.

In 1991, the Company retired all bank borrowings and certain other indebtedness and repurchased $6,972,000 in principal amount of its Guaranteed Floating Rate Subordinated Notes. The funds used for these purposes were obtained from AEG Aktiengesellschaft, an affiliated corporation, through loans of $15,000,000 at 7.875% and $18,500,000 at LIBOR plus 0.25%, all due in 1993. In 1992, $1.07 million of interest was added to the outstanding principal amount. The current principal amount of $34.57 million is owed to AEG Capital Corporation and bears interest at a floating rate equal to AEG Capital Corporation's cost of securing commercial paper. The Company has obtained a written representation from AEG Capital Corporation that this indebtedness is of long-term nature.

In 1988, the Company loaned $150,000 to King Owyang, an executive officer of the Company, without interest, in connection with Dr. Owyang's relocation and employment by the Company. Of this amount, $100,000 was repaid, $28,000 was forgiven in 1994 and $22,000 was forgiven in 1995. In 1993 and 1994, the Company loaned an additional $250,000 to Dr. Owyang. Of this amount, $40,000 will be forgiven in each of 1995-1999 and $50,000 in 2000, provided Dr. Owyang remains employed by Siliconix during that period.

In February 1992, the Company entered into an employment agreement with Peter Weber, then its Executive Vice President. The agreement called for Mr. Weber to receive a salary of $210,000 per year through April 5, 1992 and a salary of $60,000 per year for the remainder of 1992 and thereafter. The agreement further provided that effective April 6, 1992, Mr. Weber would assume indirect responsibility for the Company's Strategic Marketing and Planning and direction as it applies within the Daimler-Benz Microelectronics Group, now known as "TEMIC." The agreement also provided for pro-rata participation by Mr. Weber in the Company's Key Professional Incentive Bonus Plan in 1992. The agreement was scheduled to terminate on April 5, 1993; if, however, neither party notifies the other of its intent not to renew the agreement at least six months prior to its regularly scheduled expiration, the agreement is self-renewing on a yearly basis. The agreement was terminated effective April 1995.

In January 1994, the Company loaned Richard Kulle, President and Chief Executive Officer, $400,000 to assist Mr. Kulle in the purchase of a new home. Of the principal amount, $40,000 will be forgiven in each of 1995-2004, provided Mr. Kulle remains employed by Siliconix during that period. In September 1994, the Company loaned Mr. Kulle an additional $250,000, payable in 1999. The principal amount outstanding from time to time on these loans bears interest at a floating rate that approximates the Company's cost of money, currently between 4% and 5% per annum.

In December 1993, the Company loaned Jurgen Biehn, Vice President and Chief Financial Officer, $300,000 to assist Mr. Biehn in the purchase of a new home. Of the principal amount, $30,000 will be forgiven in each of 1995-1999, provided Mr. Biehn remains employed by Siliconix during that period, leaving $150,000 which is due and payable in five years. The principal amount outstanding from time to time bears interest at a floating rate that approximates the Company's cost of money, currently between 4% and 5% per annum.



PROPOSAL 2--RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS


The independent certified public accountants for the Company for the fiscal year ended December 31, 1994 were KPMG Peat Marwick LLP. The Company's Board of Directors has also appointed KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1995. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so or respond to appropriate questions from shareholders.

Shareholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the full Board will consider whether to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3--SENIOR MANAGEMENT STOCK OPTION PLAN


Quando, Ltd. ("Proponent"), 177 West Proctor Street, Carson City, Nevada 89702, notified the Company on December 12, 1994 that it is the owner of 1,000 shares of the Company's Common Stock as of that date, and that it intends to offer the following proposal for consideration and approval at the Annual Meeting of Shareholders.


Proposal and Proponent's Discussion of Proposal


Proposal: The Company should reward its senior management based on performance (bonuses) through implementation of a standard plan involving the issuance of options to purchase the Company's stock at a price at least ten percent (10%) in excess of the market price of the Company's stock at the time of issuance.

Discussion: This proposal relates to the fact that the officers and directors collectively own relatively little of the Company's stock. This raises questions regarding the Company's confidence in its own management and commitment to increasing shareholder values. We believe that the implementation of the bonus plan proposed above is a standard practice throughout industry for rewarding senior management for their performance and for increasing shareholder values.


Statement of the Board of Directors Against the Proposal


Executive compensation is a matter within the scope of the ordinary business operations of the Company. Under state corporate law, the business and affairs of the Company are to be managed by, or under the direction of, its Board of Directors. As authorized under the Company's charter documents, the Board of Directors of the Company has delegated responsibility for determining executive compensation to a Compensation Committee consisting of three Board members.

In determining an appropriate compensation package for senior management, the Board established the Key Professional Incentive Bonus Plan. Participation in the Bonus Plan is limited to key officers, managers and senior employees who may be expected to have a substantial opportunity to influence the annual performance of the Company. The Bonus Plan provides that the cash amount paid to any participant is a measure of two performance components: (i) achievement of corporate objectives, which are identical for all participants in the Bonus Plan, and (ii) achievement of personal goals, which are unique for each individual participant.

The Company's compensation package is designed to be competitive with other comparable companies in order to attract and retain the best qualified employees. The Company believes that issuing options at an exercise price arbitrarily set at least ten (10%) percent in excess of the market price of the Company's stock at the time of issuance as proposed in the shareholder proposal would not appropriately reward an individual's performance and would not likely be comparable to the compensation packages offered to executives at other companies within the industry or community. As a result, the Company believes that adoption of the shareholder proposal would not be the most effective way of attracting and retaining the best qualified executives.

Your Board takes all of its responsibilities seriously and exercises its duties with scrupulous care, including those with respect to compensating its executives.

For the reasons stated above, the Board of Directors recommends a vote AGAINST this shareholder proposal.

The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote thereon is required to approve this proposal.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by the Company at its principal offices not later than December 26, 1995 in order for them to be considered for inclusion in the Company's Proxy Statement with respect to the 1996 Annual Meeting.




ANNUAL REPORT (FORM 10-K)


Upon receipt of a written request from any shareholder, the Company will provide such shareholder, without charge, a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1994, including the financial statements and the schedule thereto. Shareholders desiring a copy of Form 10-K should send their written request to the Secretary, Siliconix incorporated, 2201 Laurelwood Road, Santa Clara, California 95054. If a shareholder making such a request is not a record owner of the Company's Common Stock, the request of such shareholder must contain a good-faith representation that, as of April 14, 1995, such shareholder was a beneficial owner of Common Stock.




MISCELLANEOUS


The only business which the Board of Directors intends to present to the meeting is the election of a Board of Directors for the ensuing year, the ratification of the Company's accountants for the current year and the shareholder proposal concerning the establishment of a senior management stock option plan, provided that such proposal is properly brought before the meeting. The Board of Directors is not aware at the time of solicitation of the enclosed proxy of any other matter which may be presented for action at the meeting. In the event that any other matter should come before the meeting for action, management will vote the enclosed proxy in such manner as the named proxies determine in accordance with their best judgment.


BY ORDER OF THE BOARD OF DIRECTORS


DAVID M. ACHTERKIRCHEN
Secretary


April 25, 1995

                             SILICONIX INCORPORATED
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 2, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints and constitutes Richard J. Kulle and Frank Maier, or either of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of the Common Stock of Siliconix incorporated held by the undersigned at the Annual Meeting of Shareholders to be held on Friday, June 2, 1995, at 4:00 p.m., or at any adjournment or adjournments thereof, for the following purposes, described in the Proxy Statement dated April 25, 1995, accompanying the notice of said meeting:

1. ELECTION OF DIRECTORS

           / / FOR all nominees: H. Eberhardt, R. Kulle, F. Maier, G. Muhlschlegel, R. Wehrli, P. Westrick
           / / FOR all nominees except:
           ---------------------------------------------------------------------
           / / WITHHOLD AUTHORITY to vote for all nominees

2. RATIFICATION OF APPOINTMENT OF KPMG PEAT MARWICK LLP

                / /  FOR        / /  AGAINST        / /  ABSTAIN

3. SHAREHOLDER PROPOSAL TO ESTABLISH A SENIOR MANAGEMENT STOCK OPTION PLAN

                / /  FOR        / /  AGAINST        / /  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                      (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3. RECEIPT IS ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT DATED APRIL 25, 1995 AND THE ANNUAL REPORT FOR THE YEAR 1994.

   I plan to attend the meeting / /   I do not plan to attend the meeting / /

                                                                    Dated: -------------------------, 1995

                                                                    ---------------------------------------
                                                                                  (Signature)

                                                                    ---------------------------------------
                                                                         (Signature, if held jointly)

                                                                    Please  sign  exactly  as  name appears
                                                                    below. When  shares are  held by  joint
                                                                    tenants, both should sign. When signing
                                                                    as  attorney,  executor, administrator,
                                                                    trustee or guardian,  please give  full
                                                                    title as such. If a corporation, please
                                                                    sign   in   full   corporate   name  by
                                                                    President or other authorized  officer.
                                                                    If   a  partnership,   please  sign  in
                                                                    partnership name by authorized person.

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.